UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2010

POSITIVEID CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200
DELRAY BEACH, FLORIDA	33445

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 13, 2010, PositiveID Corporation, a Delaware corporation (the “Company”), received a letter from the Nasdaq Stock Market (the “Nasdaq”) indicating that the Company is not in compliance with the Nasdaq’s requirements for continued listing because, for the 30 consecutive business days prior to September 13, 2010, the bid price of the Company’s common stock closed below the minimum $1.00 per share price requirement for continued listing under Nasdaq Listing Rule 5550(a)(2) (the “Rule”).

The notification of noncompliance has no immediate effect on the listing or trading of the Company's common stock on the NASDAQ Capital Market.  The Company will be provided 180 calendar days (or until March 14, 2011), to regain compliance with the bid price requirement.

If, at anytime before March 14, 2011, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten (10) consecutive business days, the Nasdaq staff will provide written notification that the Company has achieved compliance with the Rule. However, if the Company does not regain compliance with the Rule by March 14, 2011, the Nasdaq staff will provide written notification that the Company’s securities are subject to delisting.

The Company may be eligible for an additional compliance period if it meets the NASDAQ Capital Market initial listing standards, except for the $1.00 per share bid price requirement. If the Company meets the initial listing criteria, the Staff will notify the Company that it has been granted an additional 180 calendar day compliance period.  If the Company is not eligible for an additional compliance period, the Staff will notify the Company that its common stock will be delisted. At that time, the Company may appeal to the NASDAQ Listing Qualifications Panel ("Panel"), and the Company would remain listed pending the Panel's decision. The Company cannot provide any assurance that the Panel will allow the Company to remain listed in the event of any appeal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: September 17, 2010

/s/ William J. Caragol

William J. Caragol

President and Chief Financial Officer

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